As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIMEADE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	06-1771116
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10885 NE 4th Street Suite #400 Bellevue, WA	98004
(Address of Principal Executive Offices)	(Zip Code)

Limeade, Inc. Amended and Restated 2006 Stock Plan

Limeade, Inc. Amended 2016 Stock Plan

Limeade, Inc. 2019 Omnibus Incentive Plan

(Full Title of the Plans)

Sarah Visbeek

Corporate Secretary

Limeade, Inc.

10885 NE 4th Street Suite #400

Bellevue, WA 98004

(888) 830-9830

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Eric DeJong, Esq.

J. Sue Morgan, Esq.

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Limeade, Inc. (the “Registrant”) in connection with the registration of: (i) 445,672 shares of the Registrant’s common stock, without par value, (“Common Stock”) issuable upon the exercise of currently outstanding stock option awards under the Limeade, Inc. Amended and Restated 2006 Stock Plan (“2006 Plan”); (ii) 5,968,419 shares of Common Stock issuable upon the exercise of currently outstanding stock option awards under the Limeade, Inc. Amended and Restated 2016 Stock Plan (“2016 Plan”); (iii) 21,065,164 shares of Common Stock issuable upon the exercise of currently outstanding stock option awards under the Limeade, Inc. 2019 Omnibus Incentive Plan (“2019 Plan”); and (iv) 33,215,950 shares of Common Stock that may be issued under the 2019 Plan (including shares that may be issued under the 2019 Plan pursuant to outstanding restricted stock units, but excluding shares of Common Stock that may be issued pursuant to outstanding stock options under the 2019 Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on September 15, 2022, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in Item 11 to the Registrant’s Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on September 15, 2022, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 510 of Chapter 23B.08 of the Washington Business Corporation Act provides, in general, that a corporation may indemnify an individual who was, is, or is threatened to be made a named defendant or respondent to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (for the purposes of this Item 6, a “proceeding”) because the individual is or was a director against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding incurred in the proceeding if the individual acted in good faith and the individual believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the corporation’s best interests, and, in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may not indemnify a director under Section 510 of Chapter 23B.08 of the Washington Business Corporation Act in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 520 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was, is, or is threatened to be made a named defendant or respondent to a proceeding to which the director was party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 540 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless a corporation’s articles of incorporation provide otherwise, a director of a corporation who is party to a proceeding may apply for indemnification or advancement of expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Section 570 of Chapter 23B.08 of the Washington Business Corporation Act provides that, unless a corporation’s articles of incorporation provide otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 520 of Chapter 23B.08 of the Washington Business Corporation Act, and is entitled to apply for court-ordered indemnification under Section 540 of Chapter 23B.08 of the Washington Business Corporation Act, in each case to the same extent as a director.

The Registrant’s Amended and Restated Articles of Incorporation (“Articles”) and Amended and Restated Bylaws (“Bylaws”) provide for the indemnification of directors and officers to the fullest extent permitted by the Washington Business Corporation Act, including instances in which indemnification is otherwise discretionary under the law. The Registrant’s Bylaws indemnify its directors and officers against liability incurred as a result of their performance of services requested by the Registrant, and the Registrant will advance reasonable expenses toward the defense of any such proceeding brought against them, except in any case in which liability results from:

a) acts or omissions adjudged to have involved intentional misconduct, a knowing violation of law or an unlawful distribution;

b) for conduct finally adjudged to be in violation of RCW 23B.08.310; or

c) any transaction in which the director or officer is adjudged to have personally received a benefit in money, property or services to which he or she is not legally entitled.

The Registrant’s Articles also limit the liability of the directors to the Registrant and to its shareholders for monetary damages incurred in their capacity as a director to liability resulting from the same acts or omissions or transactions described above.

The Registrant’s Bylaws provide that the Registrant may purchase and maintain liability insurance on behalf of its directors, officers, employees, and agents. The Registrant currently maintain a liability insurance policy pursuant to which its directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1*	Opinion of counsel regarding the legality of the securities being registered

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (see signature page)

99.1	Limeade, Inc. Amended and Restated 2006 Stock Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on September 15, 2022)

99.2	Limeade, Inc. Amended 2016 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on September 15, 2022)

99.3	Limeade, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Amendment No. 1 to Registration Statement on Form 10 filed with the Commission on September 15, 2022)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on October 3, 2022.

LIMEADE, INC.

By:	/s/ HENRY ALBRECHT
Henry Albrecht
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Todd Spartz, Sarah Visbeek and Paul Crick, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ HENRY ALBRECHT Henry Albrecht	Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2022

/s/ TODD SPARTZ Todd Spartz	Chief Financial Officer (Principal Financial Officer)	October 3, 2022

/s/PAUL CRICK Paul Crick	Controller (Principal Accounting Officer)	October 3, 2022

/s/ ELIZABETH BASTONI Elizabeth Bastoni	Chairman of the Board and Director	October 3, 2022

/s/ DEVEN BILLIMORIA Deven Billimoria	Director	October 3, 2022

/s/ STEVE HAMERSLAG Steve Hamerslag	Director	October 3, 2022

/s/ LISA MACCALLUM Lisa MacCallum	Director	October 3, 2022

/s/ MIA MENDS Mia Mends	Director	October 3, 2022

/s/ LISA NELSON Lisa Nelson	Director	October 3, 2022